Exhibit 10.1

Execution Copy

AMENDING AGREEMENT

THIS AMENDING AGREEMENT is made effective the 15th day of March, 2018, among Civeo Corporation (the "Purchaser"), the Torgerson Family Trust, 989677 Alberta Ltd., 1818939 Alberta Ltd., 2040618 Alberta Ltd., 2040624 Alberta Ltd., 2073357 Alberta Ltd., 2073358 Alberta Ltd., Lance Torgerson (“Torgerson”) and Noralta Lodge Ltd. (the “Corporation”), each of such parties are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS the Parties have previously entered into an Share Purchase Agreement dated effective November 26, 2017 (the "Purchase Agreement");

AND WHEREAS following the date of execution of the Purchase Agreement and prior to the Closing Date the Alberta Labour Relations Board received an application for certification as bargaining agent brought by the UNITE HERE Local 47 affecting certain classes of employees of the Corporation (the "Certification Application");

AND WHEREAS UNITE HERE Local 47 was certified as the bargaining agent for certain classes of employees of the Corporation and it is expected that the Corporation may be subject to increased employee compensation, pension and benefit costs;

AND WHEREAS in light of such Certification Application the Parties wish to amend the terms of the Purchase Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of this Agreement and the mutual terms and conditions set forth herein and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto), the parties hereto agree as follows:

1.	All defined terms used in this Amending Agreement which are not otherwise defined herein shall have the meaning given thereto in the Purchase Agreement.

Amendments Respecting Defined Terms

2.	The definition of "Ancillary Transaction Documents" contained at Section 1.1(h) of the Purchase Agreement shall be deleted and replaced with the following:

"Ancillary Transaction Documents" means the Escrow Agreement, Escrowed Shares Escrow Agreement, Supplemental Escrow Agreement, Non-Competition Agreements and Registration Rights Agreement;"

3.	The definition of "Escrow Agent" contained at Section 1.1(ddd) of the Purchase Agreement shall be deleted and replaced with the following:

"Escrow Agent" means Alliance Trust Company, acting as escrow agent pursuant to the Escrow Agreement, the Escrowed Shares Escrow Agreement and the Supplemental Escrow Agreement;

4.	The definition of "Escrow Agreement" contained at Section 1.1(eee) of the Purchase Agreement shall be deleted and replaced with the following:

"Escrow Agreement" means the escrow agreement in respect of Cdn.$28,500,000 of the Escrow Amount to be entered into by and between the Purchaser, the Vendors and the Escrow Agent as at the Closing Time, substantially in the form attached hereto as Exhibit "1";

5.	The following definition of "Escrowed Common Shares" shall be inserted as Section 1.1(fff.1) of the Purchase Agreement:

"Escrowed Common Shares" has the meaning given in Section 2.3(a)(ii);

6.	The following definition of "Escrowed Preferred Shares" shall be inserted as Section 1.1(fff.2) of the Purchase Agreement:

"Escrowed Preferred Shares" has the meaning given in Section 2.3(a)(iii);

7.	The definition of "Escrowed Shares " contained at Section 1.1(ggg) of the Purchase Agreement shall be deleted and replaced with the following:

"Escrowed Shares" means the Escrowed Common Shares and the Escrowed Preferred Shares;

8.	The definition of "Escrowed Shares Escrow Agreement" contained at Section 1.1(hhh) of the Purchase Agreement shall be deleted and replaced with the following:

"Escrowed Shares Escrow Agreement" means the escrow agreement in respect of 13,491,100 Escrowed Common Shares to be entered into by and between the Purchaser, the Vendors and the Escrow Agent as at the Closing Time, in the form mutually agreed upon by the Vendors and the Purchaser;

9.	The definition of "Registration Rights Agreement" contained at Section 1.1(iiii) of the Purchase Agreement shall be deleted and replaced with the following:

“Registration Rights Agreement” means the Registration Rights, Lock-Up and Standstill Agreement to be entered into between the Purchaser and each of the Vendors, at Closing, in the form attached hereto as Exhibit “4”, with any revisions to such form that are required in order to conform the defined terms used therein with the defined terms which are amended by or added to this Agreement by the amending agreement dated March 15, 2018 among the Parties;

10.	The following definition of "Supplemental Escrow Agreement" shall be inserted as Section 1.1(zzzzz.1) of the Purchase Agreement:

"Supplemental Escrow Agreement" means the escrow agreement in respect of Cdn.$14,959,749 of the Escrow Amount in cash, 2,340,824 of the Escrowed Common Shares, and the 692 Escrowed Preferred Shares to be entered into by and between the Purchaser, the Vendors and the Escrow Agent as at the Closing Time, in the form mutually agreed upon by the Vendors and the Purchaser;

Payment of Purchase Consideration

11.	Section 2.3(a)(ii) of the Purchase Agreement is hereby deleted and replaced with the following:

"Thirty Two Million Seven Hundred Ninety Thousand Eight Hundred and Sixty Eight (32,790,868) Purchaser Common Shares shall be issued to the applicable Vendors in accordance with the allocation set forth in Schedule "A", of which an aggregate of Fifteen Million Eight Hundred Thirty One Thousand Nine Hundred Twenty Four (15,831,924) Purchaser Common Shares (the "Escrowed Common Shares") shall be deposited with the Escrow Agent on the Closing Date. For greater certainty, Thirteen Million Four Hundred Ninety One Thousand One Hundred (13,491,100) of such Escrowed Common Shares shall be deposited with the Escrow Agent pursuant to the terms of the Escrowed Shares Escrow Agreement and Two Million Three Hundred Forty Thousand Eight Hundred and Twenty Four (2,340,824) of such Escrowed Common Shares shall be deposited with the Escrow Agent pursuant to the terms of the Supplemental Escrow Agreement;"

12.	Section 2.3(a)(iii) of the Purchase Agreement is hereby deleted and replaced with the following:

"Nine Thousand Six Hundred and Seventy Nine (9,679) Purchaser Preferred Shares shall be issued to the Torgerson Trust, of which an aggregate of Six Hundred and Ninety Two (692) Purchaser Preferred Shares shall be deposited with the Escrow Agent on the Closing Date pursuant to the terms of the Supplemental Escrow Agreement (the "Escrowed Preferred Shares");"

13.	Section 2.3(a)(v) of the Purchase Agreement is hereby deleted and replaced with the following:

"Cdn.$43,459,749 in cash shall be deposited with the Escrow Agent as at the Closing Date pursuant to the terms of the Escrow Agreement and the Supplemental Escrow Agreement (the "Escrow Amount"), of which Cdn.$28,500,000 shall be deposited with the Escrow Agent pursuant to the terms of the Escrow Agreement and Cdn.$14,959,749 shall be deposited with the Escrow Agent pursuant to the terms of the Supplemental Escrow Agreement;"

14.	Section 2.5(a) of the Purchase Agreement is hereby deleted and replaced with the following:

"the Escrowed Shares referenced in Sections 2.3(a)(ii) and (iii) will be delivered in certificated form at Closing, and in the case of the Escrowed Common Shares registered in the name of the applicable Vendors, as allocated in accordance with Schedule "A", and in the case of the Escrowed Preferred Shares registered in the name of the Torgerson Trust, and shall be deposited with the Escrow Agent on Closing;"

15.	Section 2.5(c) of the Purchase Agreement is hereby deleted and replaced with the following:

"the Consideration Shares referenced in Section 2.3(a)(iii) (being the Purchaser Preferred Shares) other than the Escrowed Preferred Shares will be delivered in certificated form at Closing, registered in the name of the Torgerson Trust."

16.	Section 2.6(d)(i)(A) of the Purchase Agreement is hereby deleted and replaced with the following:

"less than the Estimated Working Capital, the Escrow Agent shall promptly, and in any event, within fifteen (15) days of acceptance of the Closing Balance Sheet and the Closing Statement by the Vendors or the date of final determination pursuant to Section 2.6(c) hereof, as applicable, pay from the Escrow Amount by certified cheque or wire transfer to Purchaser, an amount equal to the lesser of: (I) the difference between the Working Capital as finally determined in accordance with the provisions in Section 2.6(c) and the Estimated Working Capital (the "Final Working Capital Deficiency"); and (II) Cdn$28,500,000. If the Final Working Capital Deficiency is greater than Cdn.$28,500,000, then, in addition to payment by the Escrow Agent of Cdn.$28,500,000 of the Escrow Amount to the Purchaser, the Vendors shall also pay by certified cheque or wire transfer to the Purchaser within such fifteen (15) day period, an amount equal to the difference between Cdn.$28,500,000 and the Final Working Capital Deficiency; or"

17.	Section 2.6(d)(vi) of the Purchase Agreement is hereby deleted and replaced with the following:

"The Purchaser shall use their reasonable efforts to complete the Required Work by no later than 18 months from the Closing Date. On and after the Closing Time, the Purchaser shall promptly provide the Vendors with evidence of all expenditures made by the Corporation or the Purchaser in respect of the Required Work. The amount of any expenditures to complete the Required Work to a maximum of Cdn.$3,400,000.00 (the "Required Work Cap") shall constitute a deduction from the Escrow Amount held pursuant to the Escrow Agreement, and shall be the sole and exclusive remedy of the Purchaser for such expenditures on Required Work, and, within fifteen (15) days of delivery of evidence of such paid expenditures for the Required Work, the Escrow Agent shall pay (and shall be jointly instructed by the Purchaser and the Vendors to pay) from the Escrow Amount held pursuant to the Escrow Agreement by certified cheque or wire transfer to the Purchaser, an amount equal to such paid expenditures for the Required Work to a maximum of the Required Work Cap. If expenditures for Required Work equal to at least the Required Work Portion of the Escrow Amount held pursuant to the Escrow Agreement is not completed by the date that is 18 months from the Closing Date, then an amount equal to the Required Work Portion of the Escrow Amount held pursuant to the Escrow Agreement, less any amounts previously released to the Purchaser in respect of any Required Work, shall be paid and released by the Escrow Agent to the Vendors (and the Escrow Agent shall be jointly instructed by the Purchaser and the Vendors to do so) from the Escrow Amount held pursuant to the Escrow Agreement by certified cheque or wire transfer. There shall be no deduction to the Escrow Amount held pursuant to the Escrow Agreement, the Escrow Amount held pursuant pursuant to the Supplemental Escrow Agreement, or the Purchase Price for any amount by which the actual expenditures for the Required Work exceed the Required Work Cap (the "Excess Expenditures") and the Purchaser shall not be entitled make any claim against the Vendors or Torgerson pursuant to Article 10 for any of the Excess Expenditures. Any Dispute in relation to whether or not the Required Work has been completed, or the amount of any expenditure in respect of the Required Work by the Purchaser, shall be determined in accordance with Article 15. For greater certainty, the Parties acknowledge and agree that the condition of the carpets or general aesthetics at the Corporation's locations shall not constitute Required Work."

Indemnities

18.	Section 10.2(f) of the Purchase Agreement is hereby deleted and replaced with the following:

"in respect of any amount in excess of the Required Work Portion of the Escrow Amount held under the Escrow Agreement to a maximum of the Required Work Cap incurred by the Purchaser in connection with the Required Work on or before the date that is 18 months from the Closing Date; and"

19.	Section 10.3(k) of the Purchase Agreement is hereby deleted and replaced with the following:

“a Party is not entitled to double recovery even though they may have resulted from the breach of more than one of the representations, warranties, covenants and obligations of another Party in this Agreement. No Party has any liability or obligation with respect to any claim for indemnification to the extent that such matter was reflected as a Working Capital adjustment pursuant to Section 2.6 of this Agreement, or as a deduction or set-off to the Purchase Price, including from the portion of the Escrow Amount that is held pursuant to the Escrow Agreement;”

20.	Section 10.3(l) of the Purchase Agreement is hereby deleted and replaced with the following:

"in seeking any recovery of indemnifiable Losses under Section 10.2(a) or 10.2(d), the Purchaser shall first exhaust all funds available from that portion of the Escrow Amount that is held pursuant to the Escrow Agreement, and thereafter shall seek recovery from the Representation and Warranty Insurance, if available, before making any claims against the Vendors or Torgerson personally;"

Conditions Precedent and Closing Deliveries

21.	Section 11.2(g) of the Purchase Agreement is hereby deleted and replaced with the following:

"the Purchaser shall have received the Escrow Agreement, the Escrowed Shares Escrow Agreement and the Supplemental Escrow Agreement, each duly executed by the Vendors and the Escrow Agent;"

22.	Section 11.3(f) of the Purchase Agreement is hereby deleted and replaced with the following:

"the Consideration Shares shall have been (i) duly authorized and validly issued as fully paid and non-assessable Purchaser Shares; (ii) issued to the Vendors as contemplated herein with good and marketable title, free and clear of all Encumbrances other than Encumbrances arising under the Registration Rights Agreement, Escrowed Shares Escrow Agreement, Supplemental Escrow Agreement and applicable securities Laws; and (iii) assuming the accuracy of the representations and warranties of the Vendors set forth in Section 5.2, issued in compliance with all applicable securities Laws and not issued in violation of any purchase option, call option, right of first refusal, first offer, co-sale or participation preemptive right, subscription right or any similar right;"

23.	Section 11.3(h) of the Purchase Agreement is hereby deleted and replaced with the following:

"the Vendors shall have received the Escrow Agreement, the Escrowed Shares Escrow Agreement and the Supplemental Escrow Agreement, each duly executed by the Purchaser and the Escrow Agent;"

24.	Section 12.2(a)(xiv) of the Purchase Agreement is hereby deleted and replaced with the following:

"the Escrow Agreement, the Escrowed Shares Escrow Agreement, the Supplemental Escrow Agreement and the Registration Rights Agreement, each duly executed by Vendors;"

25.	Section 12.2(b)(iv) of the Purchase Agreement is hereby deleted and replaced with the following:

"evidence that the Consideration Shares have been registered in the name of each of the Vendors, as applicable, or such other name as each such Vendor may direct, and that the Escrowed Shares have been deposited with the Escrow Agent in accordance with the Escrowed Shares Escrow Agreement and the Supplemental Escrow Agreement;"

26.	Section 12.2(b)(viii) of the Purchase Agreement is hereby deleted and replaced with the following:

"the Escrow Agreement, Escrowed Shares Escrow Agreement, Supplemental Escrow Agreement, Non-Competition Agreements and Registration Rights Agreement, duly executed by the Purchaser;"

Certification Application

27.

The Corporation hereby covenants, acknowledges and agrees that, prior to Closing: (a) it shall not enter into any collective bargaining agreement with UNITE HERE Local 47 without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed; (b) the Corporation shall advise the Purchaser of any and all negotiations with UNITE HERE Local 47; and (c) it shall allow the Purchaser to fully participate with the Corporation in any and all negotiations with UNITE HERE Local 47. For greater certainty, each of the Parties hereby acknowledges and agrees that the Corporation’s and Purchaser's communication with, or participation in any negotiation with, UNITE HERE Local 47 (i) shall not constitute an incorrectness in or breach of or non-fulfillment of any covenant or of any representation or warranty of the Corporation, the Vendors, Torgerson, or the Purchaser, as applicable, contained in the Purchase Agreement (or in any agreement, instrument, certificate or other document delivered by any of them pursuant to the Purchase Agreement, including, without limitation, any Ancillary Transaction Documents) and (ii) shall not give rise to any rights to indemnification for the benefit of any Purchaser Indemnified Parties or the benefit of any Vendor Indemnified Parties under Article 10 of the Purchase Agreement. The Vendors and the Purchaser each hereby waive any and all conditions for their benefit contained in Article 11 of the Purchase Agreement that relate to such communication or negotiation.

28.

The Purchaser hereby covenants, acknowledges and agrees that from and after Closing, the Corporation and the Purchaser shall provide to the Vendors all documentation (including any collective agreements) that are reasonably necessary to allow the Vendors to verify any and all matters and releases under the Supplemental Escrow Agreement.

29.

The Purchaser hereby covenants, acknowledges and agrees that it shall, and after Closing shall cause the Corporation to, in good faith use commercially reasonable efforts to negotiate the terms and conditions of any collective agreement with UNITE HERE Local 47 in a manner that seeks to mitigate and minimize, to the extent reasonably possible, any release from the portion of the Escrow Amount that is held pursuant to the Supplemental Escrow Agreement.

30.	The Purchaser hereby acknowledges and agrees that:

(a)	the Certification Application;

(b)	the certification of UNITE HERE Local 47 as the collective bargaining agent for employees of the Corporation;

(c)	the execution of any collective bargaining agreement which the Purchaser has consented to in writing in accordance with Section 27 of this Amending Agreement;

(d)

any facts, circumstances or events arising as a result of any conduct or actions taken by or on behalf of the Purchaser or the Corporation pursuant to Section 27 of this Amending Agreement (including any meetings, negotiations or other communications with UNITE HERE Local 47);

(e)	any facts, circumstances or events arising as a result of the Corporation’s withdrawal of its objection to the Certification Application; or

(f)

any unfair labour practice complaints raised by UNITE HERE Local 47 or any employees of the Corporation in relation to negotiations described in Section 29 or the matters set out in Section 30 of this Amending Agreement,

(i) shall be deemed to not constitute a breach or non-fulfillment by the Corporation or any of the Vendors or Torgerson of any covenant or agreement, or a breach of or incorrectness in any representation or warranty of the Vendors or Torgerson, contained in the Purchase Agreement (or in any agreement, instrument, certificate or other document delivered pursuant to the Purchase Agreement, including, without limitation, any Ancillary Transaction Documents) and (ii) shall not give rise to any rights to indemnification for the benefit of any Purchaser Indemnified Parties under Article 10 of the Purchase Agreement. The Purchaser hereby waives any and all conditions for its benefit contained in Article 11 of the Purchase Agreement and relating to the above matters.

Effect on Purchase Agreement

31.

Except to the extent amended by this Agreement or any subsequent written consent, waiver or amending agreement among the Parties, the Parties hereby confirm the terms and provisions of the Purchase Agreement, which agreement shall continue in full force and effect in accordance with the terms thereof.

32.

This Amending Agreement may be executed in counterparts and delivered by facsimile or other electronic means, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed and delivered this Amending Agreement as of the date and year first written above.

CIVEO CORPORATION

Per:	/s/ Bradley J. Dodson
Name:	Bradley J. Dodson
Title:	President and Chief Executive Officer

Counterpart Signature Page to the Amending Agreement among Civeo Corporation, the Torgerson

Family Trust, 989677 Alberta Ltd., 1818939 Alberta Ltd., 2040618 Alberta Ltd., 2040624 Alberta Ltd.,

2073357 Alberta Ltd., 2073358 Alberta Ltd., Lance Torgerson and Noralta Lodge Ltd. dated effective

March 15, 2018.

TORGERSON FAMILY TRUST

Per:	/s/ Lance Torgerson
Name:	Lance Torgerson
Title:	Trustee

2073357 ALBERTA LTD.

Per:	/s/ Lance Torgerson

Name:	Lance Torgerson
Title:	President

2073358 ALBERTA LTD.

Per:	/s/ Corey Smith
Name: Title:	Corey Smith President

1818939 ALBERTA LTD.

Per:	/s/ Lance Torgerson
Name: Title:	Lance Torgerson President

2040618 ALBERTA LTD.

Per:	/s/ Lance Torgerson
Name: Title:	Lance Torgerson President

2040624 ALBERTA LTD.

Per:	/s/ Lance Torgerson
Name: Title:	Lance Torgerson President

Counterpart Signature Page to the Amending Agreement among Civeo Corporation, the Torgerson

Family Trust, 989677 Alberta Ltd., 1818939 Alberta Ltd., 2040618 Alberta Ltd., 2040624 Alberta Ltd.,

2073357 Alberta Ltd., 2073358 Alberta Ltd., Lance Torgerson and Noralta Lodge Ltd. dated effective

March 15, 2018.

989677 ALBERTA LTD.

Per:	/s/ Lance Torgerson
Name: Title:	Lance Torgerson President

NORALTA LODGE LTD.

Per:	/s/ Lance Torgerson
Name: Title:	Lance Torgerson Chairman

/s/ Tammy Torgerson	/s/ Lance Torgerson
WITNESS	LANCE TORGERSON

Counterpart Signature Page to the Amending Agreement among Civeo Corporation, the Torgerson

Family Trust, 989677 Alberta Ltd., 1818939 Alberta Ltd., 2040618 Alberta Ltd., 2040624 Alberta Ltd.,

2073357 Alberta Ltd., 2073358 Alberta Ltd., Lance Torgerson and Noralta Lodge Ltd. dated effective

March 15, 2018.